Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Resignation of Chief Financial Officer

Bellevue, WA – July 22, 2014 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, announced today that Scott C. Mahan, Senior Vice President, Operations and Chief Financial Officer, has tendered his resignation, effective August 15, 2014, in order to accept a position with another company. The company will be commencing a search to fill Mr. Mahan’s role.

Jerry Chase, President and Chief Executive Officer of Bsquare, commented, “We are grateful to Scott for his many years of service to Bsquare. He has made significant contributions to our company during his 10-year tenure, and we wish him success in his future endeavors.”

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

Bsquare Contact:	Investor Contact:
Jerry Chase	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

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